Exhibit 23
Consent of Independent Certified Public Accountants
We have issued our report dated September 22, 2006, accompanying the combined financial statements of Tyco Printed Circuit Group as of June 30, 2006 and September 30, 2005 and for the nine months ended June 30, 2006 and the fiscal years ended September 30, 2005, and September 17, 2004, appearing in the Current Report on Form 8-K dated October 27, 2006 of TTM Technologies, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of TTM Technologies, Inc. on Forms S-8 (File No. 333-46454, effective September 22, 2000 and File No. 333-138219, effective October 26, 2006).
/s/ Grant Thornton LLP
Boston, Massachusetts
October 27, 2006